                          BRIGGS & STRATTON CORPORATION

             FORM 10-Q for Quarterly Period Ended September 30, 2001



                                 Exhibit No. 10



                              ECONOMIC VALUE ADDED
                           INCENTIVE COMPENSATION PLAN
                             AS AMENDED AND RESTATED

                             Effective July 1, 2001

                                                         As Amended and Restated
                                                                Effective 7-1-01




                          BRIGGS & STRATTON CORPORATION


                              ECONOMIC VALUE ADDED
                           INCENTIVE COMPENSATION PLAN






           As adopted by the Board of Directors on November 12, 1990, and amended and restated by resolution of the Board of
            Directors effective as of April 18, 1995, further amended
             by resolutions effective October 17, 1995 and April 16,
             1997; further amended and restated by resolution of the
            Board of Directors on April 21, 1999, further amended by resolutions of the Board of Directors on October 17, 2000 and October 17, 2001, effective July 1, 2001.

                          BRIGGS & STRATTON CORPORATION
                ECONOMIC VALUE ADDED INCENTIVE COMPENSATION PLAN

           As adopted by the Board of Directors on November 12, 1990, and amended and restated by resolution of the Board of
            Directors effective as of April 18, 1995, further amended
             by resolutions effective October 17, 1995 and April 16,
              1997 and further amended and restated by the Board of
         Directors on April 21, 1999, further amended by resolutions of the Board of Directors on October 17, 2000 and
                    October 17, 2001 effective July 1, 2001.

I.       Plan Objectives

         A. To promote the maximization of shareholder value over the long term by providing incentive compensation to key employees of Briggs & Stratton Corporation (the "Company") in a form which is designed to financially reward participants for an increase in the value of the Company to its shareholders.

         B. To provide competitive levels of compensation to enable the Company to attract and retain employees who are able to exert a significant impact on the value of the Company to its shareholders.

         C. To encourage teamwork and cooperation in the achievement of Company goals.

         D. To recognize differences in the performance of individual participants.

II.      Plan Administration

         The Compensation Committee of the Board of Directors (the "Committee") shall be responsible for the design, administration, and interpretation of the Plan.

III.     Definitions

         A. "Accrued Bonus" means the bonus, which may be negative or positive, which is calculated in the manner set forth in
                  Section V.A.

         B.       "Actual EVA" means the EVA as calculated for the relevant Plan
                  Year.

         C. "Base Salary" means the amount of a Participant's base compensation earned during the Plan Year without adjustment for bonuses, salary deferrals, value of benefits, imputed income, special payments, amounts contributed to a savings plan or similar items.

         D. "Capital" means the Company's weighted average monthly operating capital for the Plan Year, calculated as follows:


                      Current Assets

                      -          Non-operating Investments

                      +          Bad Debt Reserve

                      +          LIFO Reserve

                      -          Future Income Tax Benefits

                      -          Current Noninterest-Bearing Liabilities

                      +          Warranty Reserve

                      +          Environmental Reserve

                      +          Property, Plant, Equipment, Net

                      -          Construction in Progress

                      +          Other Assets (not including prepaid Pension
                                 Costs)

                      (+/-)      Unusual Capital Items

         E. "Capital Charge" means the deemed opportunity cost of employing Capital in the Company's businesses, determined as follows:

                              Capital Charge = Capital X Cost of Capital

         F. "Cost of Capital" means the weighted average of the cost of equity and the after tax cost of debt for the relevant Plan Year on a market value basis. The Cost of Capital will be determined (to the nearest tenth of a percent) by the Committee prior to each Plan Year, consistent with the following methodology:

                           a) Cost of Equity = Risk Free Rate + (Business Risk Index X Average Equity Risk Premium)

                           b)       Debt Cost of Capital = Debt Yield X (1 - Tax
                                    Rate)

                           c) The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to the actual debt-to-capital ratio where the Risk Free Rate is the average daily closing yield rate on 30 year U.S. Treasury Bonds for the month of March immediately preceding the relevant Plan Year, the Business Risk Index is determined by using an average of the Beta available in the four (4) most recent Value Line reports on the Company. The Average Equity Risk Premium is 6%, the Debt Yield is the weighted average yield of all borrowing included in the Company's permanent capital, and the tax rate is the combination of the relevant federal and state income tax rates.

         G. "Designated Key Contributor" means those Participants named by the Chief Executive Officer as a Designated Key Contributor under the Plan.

         H. "Divisional EVA Performance Factor" means an Individual Performance Factor calculated in the same manner as the Company Performance Factor as set forth in Section VI.A., except that EVA, Actual EVA, Target EVA, EVA Leverage Factor, NOPAT, Capital, Capital Charge, Cost of Capital and other relevant terms shall be defined by reference to the particular division, not by reference to the entire Company.

         I. "Economic Value Added" or "EVA" means the NOPAT that remains after subtracting Capital Charge, expressed as follows:

                                                       NOPAT
                                           Less:     Capital Charge
                                                     --------------
                                           Equals:   EVA

                  EVA may be positive or negative.

         J. "EVA Leverage Factor" means the expected deviation in EVA from the average EVA, generally reflected as a percentage of capital employed. For purposes of this Plan, the Company's EVA Leverage Factor is determined to be $34 million.

         K. "NOPAT" means cash adjusted net operating profits after taxes for the Plan Year, calculated as follows:

                            Net Sales
                         -  Cost of Goods Sold
                      (+/-) Change in LIFO Reserve
                         -  Engineering/Selling & Administration
                         -  Normal Pension Costs
                      (+/-) Change in Bad Debt Reserve
                      (+/-) Change in the Prepaid Pension Asset or Liability (+/-) Change in Warranty Reserve
                      (+/-) Change in Environmental Reserve
                      (+/-) Other Income & Expense on Non-Operating Investments (+/-) Other Unusual Income or Expense Items
                      (+/-) Amortization of Unusual Income or Expense Items
                         - Cash Taxes on the Above (+/- change in deferred tax liability)

         L. "Plan Year" means the one year period coincident with the Company's fiscal year.

         M. "Senior Executives" means those Participants designated as Senior Executives by the Committee with respect to any Plan Year.

         N. "Target EVA" means the target level of EVA for the Plan Year, determined as follows:

                  a) For Plan Year ending July 3, 1994 The Actual EVA for 1993 plus Expected Improvement.

                  b)       For subsequent Plan Years:

                                     Prior Year       Prior Year
                   Current Plan  =   Target EVA   +   Actual EVA  +  Expected
                                     ---------------------------
                   Year Target EVA                     2             Improvement


                  For Plan Years through 1999, Expected Improvement will be $4 million, except that it shall not be added to the current Plan Year Target EVA to the extent it would make such Target EVA exceed $25 million. For Plan Years after 1999, Expected Improvement will be $2 million, except that it shall not be added to the current Plan Year Target EVA to the extent it would make such Target EVA exceed $32 million. For the Plan Year 2002 the computed Target EVA shall be reduced by $7 million and for the Plan Year 2003 the computed Target EVA shall be reduced by $3 million to adjust for the Generac Portable Products, Inc. acquisition.

IV.      Eligibility

         A. Eligible Positions. In general, all Company Officers, Division General Managers, and members of the corporate operations group, and certain direct reports of such individuals may be eligible for participation in the Plan. However, actual participation will depend upon the contribution and impact each eligible employee may have on the Company's value to its shareholders, as determined by the Chief Executive Officer of the Company, and approved by the Committee.

         B. Nomination and Approval. Each Plan year, the Chief Executive Officer of the Company will nominate eligible employees to participate in the Plan for the next Plan Year. The Committee will have the final authority to select Plan participants (the "Participants") among the eligible employees nominated by the Chief Executive Officer of the Company. Continued participation in the Plan is contingent on approval of the Committee. Selection normally will take place, and will be communicated to each Participant, prior to the beginning of the pertinent Plan Year.

V.       Individual Participation Levels

         A. Calculation of Accrued Bonus. Each Participant's Accrued Bonus will be determined as a function of the Participant's Base Salary, the Participant's Target Incentive Award (provided in paragraph V.B., below), Company Performance Factor (provided in Section VI.A.) and the Individual Performance Factor (provided in Section VI.B.) for the Plan Year. Each Participant's Accrued Bonus will be calculated as follows:

                                 Target              Company                                      Target              Individual
           Participant's   x     Incentive    x      Performance           Participant's    x     Incentive     x     Performance
           Base Salary           Award               Factor          +     Base Salary            Award               Factor
           ----------------------------------------------------            ------------------------------------------------------
                                   2                                                                 2

         B. Target Incentive Awards. The Target Incentive Awards will be determined according to the following schedule:

                                                             Target Incentive Award
                           Executive Position                  (% of Base Salary)
                           ------------------                  ------------------
                           Chairman                                  100%
                           Chief Executive Officer                   100%
                           Executive Vice President
                                & Senior Vice President               60%
                           Other Elected Officers                     40%
                           Division General Manager                   40%
                           Designated Key Contributors                25%
                           All Others                                 20%

VI.      Performance Factors

         A. Company Performance Factor Calculation. For any Plan Year, the Company Performance Factor will be calculated as follows:


           Company Performance Factor = 1.00  +  Actual EVA  -  Target EVA
                                                 -------------------------
                                                   EVA Leverage Factor

         B. Individual Performance Factor Calculation. Determination of the Individual Performance Factor will be the responsibility of the individual to whom the participant reports. This determination will be subject to approval by the Committee and should be in conformance with the process set forth below:

                  (1) Quantifiable Supporting Performance Factors. The Individual Performance Factor of the Accrued Bonus calculation will be based on the accomplishment of individual, financial and/or other goals ("Supporting Performance Factors"). Whenever possible, individual performance will be evaluated according to quantifiable benchmarks of success. These Supporting Performance Factors will represent an achievement percentage continuum that ranges from 50% to 150% of the individual target award opportunity, and will be enumerated from .5 to 1.5 based on such continuum except in the case of the quantifiable benchmark of Aggregate Gross Margin where the achievement percentage continuum could be 50% to 200% and be enumerated by a .5 to 2.0 continuum. Provided, however, that if the quantifiable Supporting Performance Factor is based on divisional EVA and is calculated in the same manner as the Company Performance Factor as set forth in Section VI.A. with respect to such division (such Supporting Performance Factor referred to herein as a Divisional EVA Performance Factor), then the Supporting Performance Factor may be unlimited, if so approved by the Committee. A quantifiable Supporting Performance Factor may also be unlimited if the quantifiable Supporting Performance Factor as approved by the Committee for such individual is the same as the Company Performance Factor determined in accordance with Section VI.A.

                  (2) Non-Quantifiable Supporting Performance Factors. When performance cannot be measured according to a quantifiable monitoring system, an assessment of the Participant's overall performance may be made based on a non-quantifiable Supporting Performance Factor (or Factors). The person to whom the Participant reports will evaluate the Participant's performance, and this evaluation will determine the Participant's Supporting Performance Factor (or Factors) according to the following schedule:

                                    Individual                 Supporting
                               Performance Rating         Performance Factor

                               Outstanding                    1.3 - 1.5
                               Excellent                      1.1 - 1.3
                               Good                            .9 - 1.1
                               Satisfactory                    .5 -  .9
                               Unsatisfactory                     0

                  (3) Aggregate Individual Performance Factor. The Individual Performance Factor to be used in the calculation of the Accrued Bonus shall be equal to the sum of the quantifiable and/or non-quantifiable Supporting Performance Factor(s), divided by the number of Supporting Performance Factors. To illustrate, assume a Participant with two Supporting Performance Factors:


                                      Quantifiable            Non-Quantifiable
                                      Supporting       +      Supporting
                   Individual         Performance             Performance
                   Performance   =    Factor A                Factor B
                                      ------------------------------------------
                   Factor                              2

                           Notwithstanding the foregoing and subject to the approval of the Committee, the individual to whom the Participant reports shall have the authority to weight the Supporting Performance Factors, according to relative importance. The weighting of each Supporting Performance Factor shall be expressed as a percentage, and the sum of the percentages applied to all of the Supporting Performance Factors shall be 100%. The Individual Performance Factor, if weighted factors are used, will then be equal to the weighted average of such Supporting Performance Factors.

VII.     Change in Status During the Plan Year

         A.       New Hire, Transfer, Promotion, Demotion

                  A newly hired employee or an employee transferred, promoted, or demoted during the Plan Year to a position qualifying for participation (or leaving the participating class) may accrue (subject to discretion of the Committee) a pro rata Accrued Bonus based on the percentage of the Plan Year (actual weeks/full year times a full year award amount for that position) the employee is in each participating position.

         B.       Discharge

                  An employee discharged during the Plan Year shall not be eligible for an Accrued Bonus, even though his or her service arrangement or contract extends past year-end, unless the Committee determines that the conditions of the termination indicate that a prorated Accrued Bonus is appropriate. The Committee shall have full and final authority in making such a determination.

         C.       Resignation

                  An employee who resigns during the Plan Year to accept employment elsewhere (including self-employment) will not be eligible for an Accrued Bonus.

         D.       Death, Disability, Retirement

                  If a Participant's employment is terminated during a Plan Year by reason of death, disability, or normal or early retirement under the Company's retirement plan, a tentative Accrued Bonus will be calculated as if the Participant had remained employed as of the end of the Plan Year. The final Accrued Bonus will be calculated by multiplying the tentative Accrued Bonus by a proration factor. The proration factor will be equal to the number of full weeks of employment during the Plan Year divided by fifty-two. For purposes of this section, the date a participant is deemed to be terminated pursuant to disability shall be the date the employee begins receiving a monthly Long Term Disability Benefit under the Company's Group Insurance Plan.

                  Each employee may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the employee's death.

                  Each such designation shall revoke all prior designations by the employee, shall be in the form prescribed by the Committee, and shall be effective only when filed by the employee in writing with the Committee during his or her lifetime.

                  In the absence of any such designation, benefits remaining unpaid at the employee's death shall be paid to the employee's estate.

         E.       Leave of Absence

                  An employee whose status as an active employee is changed during a Plan Year as a result of a leave of absence may, at the discretion of the Committee, be eligible for a pro rata Accrued Bonus determined in the same way as in paragraph D. of this Section.

VIII.    Bonus Paid and Bonus Bank

                  All or a portion of the Accrued Bonus will be either paid to the Participant or credited to or charged against the Bonus Bank as provided in this Article.

         A. Participants Who Are Not Senior Executives. All positive Accrued Bonuses of Participants who are not Senior Executives for the Plan Year shall be paid in cash, less amounts required by law to be withheld for income and employment tax purposes, on or before the end of the second month following the end of the Plan Year in which the Accrued Bonus was earned. Participants who are not Senior Executives shall not be charged or otherwise assessed for negative Accrued Bonuses nor shall such Participants have any portion of their Accrued Bonuses banked.

         B. Participants Who Are Senior Executives. The Total Bonus Payout to Participants who are Senior Executives for the Plan Year shall be as follows:

                                        Accrued Bonus
                             Less:      Extraordinary Bonus Accrual
                             Plus:      Bank Payout
                                        -----------
                             Equals:    Total Bonus Payout

                  The Total Bonus Payout for each Plan Year, less amounts required by law to be withheld for income tax and employment tax purposes, shall be paid on or before the end of the second month following the end of the Plan Year in which it was earned.

         C. Establishment of a Bonus Bank. To encourage a long term commitment to the enhancement of shareholder value by Senior Executives, "Extraordinary Bonus Accruals" shall be credited to an "at risk" deferred account ("Bonus Bank") for each such Participant, and all negative Accrued Bonuses shall be charged against the Bonus Bank, as determined in accordance with the following:

                  1. "Bonus Bank" means, with respect to each Senior Executive, a bookkeeping record of an account to which Extraordinary Bonus Accruals are credited, and negative Accrued Bonuses debited as the case may be, for each Plan Year, and from which bonus payments to such Senior Executive are debited.

                  2. "Bank Balance" means, with respect to each Senior Executive, a bookkeeping record of the net balance of the amounts credited to and debited against such Senior Executive's Bonus Bank. The Bank Balance shall initially be equal to zero.

                  3. "Extraordinary Bonus Accrual" shall mean the amount of the Accrued Bonus for any year that exceeds 1.25 times the portion of the Senior Executive's Base Salary which is represented by the Target Incentive Award in the event that the beginning Bank Balance is positive or zero, and .75 times the portion of the Senior Executive's Base Salary which is represented by the Target Incentive Award in the event that the beginning Bank Balance is negative.

                  4. Annual Allocation. Each Senior Executive's Extraordinary Bonus Accrual or negative Accrued Bonus is credited or debited to the Bonus Bank maintained for that Senior Executive. Such Annual Allocation will occur as soon as possible after the conclusion of each Plan Year. Although a Bonus Bank may, as a result of negative Accrual Bonuses have a deficit, no Senior Executive shall be required, at any time, to reimburse his/her Bonus Bank.

                  5. "Available Balance" means that the Bank Balance at the point in time immediately after the Annual Allocation has been made.

                  6. "Payout Percentage" means the percentage of the Available Balance that may be paid out in cash to the Participant. The Payout Percentage will equal 33%.

                  7. "Bank Payout" means the amount of the Available Balance that may be paid out in cash to the Senior Executive for each Plan Year. The Bank Payout is calculated as follows:

                        Bank Payout   =  Available Balance  X  Payout Percentage

                           The Bank Payout is subtracted from the Bank Balance.

                  8.       Treatment of Available Balance Upon Termination

                           a) Resignation or Termination With Cause. Senior Executives leaving voluntarily to accept employment elsewhere (including self-employment) or who are terminated with cause will forfeit their Available Balance.

                           b) Retirement, Death, Disability or Termination Without Cause. In the event of a Senior Executive's normal or early retirement under the Company's retirement plan, death, disability, or termination without cause, the Available Balance, less amounts required by law to be withheld for income tax and employment tax purposes, shall be paid to the Senior Executive on or before the end of the second month following the end of the Plan Year in which the termination for one of such events occurred.

                           c)       For purposes of this Plan "cause" shall
                                    mean:

                                    (i)      any act or acts of the Participant
                                             constituting a felony under the
                                             laws of the United States, any
                                             state thereof or any foreign
                                             jurisdiction;

                                    (ii)     any material breach by the
                                             Participant of any employment
                                             agreement with the Company or the
                                             policies of the Company or the
                                             willful and persistent (after
                                             written notice to the Participant)
                                             failure or refusal of the
                                             Participant to comply with any
                                             lawful directives of the Board;

                                    (iii)    a course of conduct amounting to
                                             gross neglect, willful misconduct
                                             or dishonesty; or

                                    (iv)     any misappropriation of material
                                             property of the Company by the
                                             Participant or any misappropriation
                                             of a corporate or business
                                             opportunity of the Company by the
                                             Participant.

IX.      Administrative Provisions

         A. Amendments. The Board of Directors of the Company shall have the right to modify or amend this Plan from time to time, or suspend it or terminate it entirely; provided that no such modification, amendment, suspension, or termination may, without the consent of any affected participants (or beneficiaries of such participants in the event of death), reduce the rights of any such participants (or beneficiaries, as applicable) to a payment or distribution already earned under Plan terms in effect prior to such change.

         B. Interpretation of Plan. Any decision of the Committee with respect to any issues concerning individual selected for awards, the amount, terms, form and time of payment of awards, and interpretation of any Plan guideline, definition, or requirement shall be final and binding.

         C. Effect of Award on Other Employee Benefits. By acceptance of a bonus award, each recipient agrees that such award is special additional compensation and that it will not affect any employee benefit, e.g., life insurance, etc., in which the recipient participates, except as provided in paragraph D. below.

         D. Retirement Programs. Awards made under this Plan shall be included in the employee's compensation for purposes of the Company Retirement Plans and Savings Plan.

         E. Right to Continued Employment; Additional Awards. The receipt of a bonus award shall not give the recipient any right to continued employment, and the right and power to dismiss any employee is specifically reserved to the Company. In addition, the receipt of a bonus award with respect to any Plan Year shall not entitle the recipient to an award with respect to any subsequent Plan Year.

         F. Adjustments to Performance Goals. When a performance goal is based on Economic Value Added or other quantifiable financial or accounting measure, it may be necessary to exclude significant nonbudgeted or noncontrollable gains or losses from actual financial results in order to properly measure performance. The Committee will decide those items that shall be considered in adjusting actual results. For example, some types of items that may be considered for exclusion are:

                  (1) Any gains or losses which will be treated as extraordinary in the Company's financial statements.

                  (2) Profits or losses of any entities acquired by the Company during the Plan Year, assuming they were not included in the budget and/or the goal.

                  (3) Material gains or losses not in the budget and/or the goal which are of a nonrecurring nature and are not considered to be in the ordinary course of business. Some of these would be as follows:

                           (a) Gains or losses from the sale or disposal of real estate or property.

                           (b) Gains resulting from insurance recoveries when such gains relate to claims filed in prior years.

                           (c) Losses resulting from natural catastrophes, when the cause of the catastrophe is beyond the control of the Company and did not result from any failure or negligence on the Company's part.

         G. Vesting. All amounts due but unpaid to any Participant under this plan shall vest, subject to the terms of this EVA Plan, upon actual termination of employment of the Participant.

         X.       Miscellaneous

                  A. Indemnification. Each person who is or who shall have been a member of the Committee or of the Board, or who is or shall have been an employee of the Company, shall not be liable for, and shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with any claim, action, suit, or proceeding to which he or she may be a party by reason of any action taken or failure to act under this Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                  B. Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.

                  C. Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any Federal or state taxes required by law to be withheld with respect to such payments.

                  D. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.